ATL LONG TERM
                              PERFORMANCE UNIT PLAN


1.  Purpose of the Plan.

         The purpose of the Plan is to provide additional incentives and rewards to officers, senior executives, directors and other key employees of ATL Ultrasound, Inc. ("ATL")based on their achievement of ATL's strategic business plan, through making them participants in the success of ATL and of Koninklijke Philips Electronics N.V. ("Philips") by providing the opportunity to own Philips common shares upon conversion of convertible debentures; and to attract to and retain employees of outstanding skill and competence.

2.  Definitions.

         Unless otherwise required by the context, the terms used in the Plan shall have the meanings set forth in this Section 2.

         2.1. "ATL  Compensation  Committee"  means the  Compensation  Committee
under  the  direct   supervision  of  Philips  Medical  Systems  B.V.  which  is authorized, together with Philips Medical Systems B.V., to administer the Plan.

         2.2. "Beneficiary," as applied to a Participant, means a person or entity (including a trust or the estate of the Participant) designated to receive any Philips Convertible Debentures issued in respect of Performance Units, if applicable, in the event of the death of the Participant pursuant to rules of general application adopted by the ATL Compensation Committee, in a written document executed by the Participant in such form as shall be approved by the ATL Compensation Committee. If there shall not be any living person or any entity in existence so designated, the term "Beneficiary" shall mean the Participant's personal representative or estate.

         2.3. "Board" means the Board of Management of Philips.

         2.4. "Disability" means, with respect to a Participant, a determination by the ATL Compensation Committee, subject to the approval of Philips Medical Systems B.V., that such Participant has become "disabled" within the meaning of ATL's long-term disability plan then in effect.

         2.5. "Eligible Employee" means an officer, senior executive or director of ATL, ATL managers of grade 25 or above, ATL engineers of grade E3 and above or other salaried Employees. Categorization as an Eligible Employee shall not entitle any Employee to participation in the Plan or any Performance Unit Award hereunder.

         2.6. "Employee" means an individual employed by ATL.

         2.7. "Fair Market Value" when applied to a Philips common share shall mean the average of the high and low prices of the shares reported on the relevant date as published in a recognized financial newspaper for New York Stock Exchange composite transactions.

         2.8. "Incentive Compensation Group" means the Employees selected by the
ATL  Compensation   Committee  for  such  Performance  Period  pursuant  to  the provisions of Section 4 of the Plan.

         2.9. "Participant" means an Eligible Employee that has been granted a Performance Unit Award hereunder.

         2.10. "Performance Period" means the three year period beginning on January 1, 1999 and ending December 31, 2001.

         2.11. "Performance Unit Award" means an award granted pursuant to 5.1(a).


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         2.12.  "Plan" means the ATL Long Term  Performance Unit Plan, as it may be amended from time to time.

         2.13. "Retirement" means the retirement of a Participant under the terms of the applicable retirement plan of ATL.

3.  Authorized Awards.

         No Employee shall receive an award under the Plan in excess of three-times his or her base salary.

4.  Administration.

         4.1. The Plan shall be administered by the ATL Compensation Committee.

         4.2. The ATL Compensation Committee may establish and from time to time amend rules and regulations of general application for the administration of the Plan, subject to the provisions thereof.

         4.3. The ATL Compensation Committee shall have power and discretion, subject to the approval of Philips Medical Systems B.V., to administer, construe and interpret the Plan. Any action taken or decision made under the respective provisions of the Plan by ATL, Philips, the Board and the ATL Compensation Committee, arising out of or in connection with the administration, construction, interpretation or effect of the Plan, or recommendations in accordance therewith, or of any rules and regulations adopted thereunder, shall in each case lie within its discretion and shall be conclusive and binding on ATL and its shareholders, all members of the Incentive Compensation Group, all Participants and Beneficiaries and all other persons.

         4.4. The ATL Compensation Committee shall have power and discretion, subject to the approval of Philips Medical Systems B.V., to designate members of the Incentive Compensation Group and to make Performance Unit Awards hereunder in accordance with the terms of the Plan.

5.  Performance Unit Awards.

         5.1 Determinations by ATL Compensation Committee and Auditors. Subject to the approval of Philips Medical Systems B.V.:

         (a) The ATL Compensation Committee shall select the Incentive Compensation Group and shall establish the participation level for each member of the Incentive Compensation Group based on such member's position or office. The ATL Compensation Committee shall adopt a performance measure or measures that reflect the achievement of the strategic plan and the profitability of the business. The final value of a Participant's Performance Unit Award shall be determined by the ATL Compensation Committee based upon the achievement of the performance measure(s) in accordance with Sections 5.1(b) and (c).

         (b) The Performance Unit Award and the Payout under the Plan, if any, for each Participant shall be calculated by the ATL Compensation Committee using the following guidelines:

Performance Level                                       Value of
-----------------                               Performance Unit
                                                ----------------

Target:            Strategic Plan Achieved                      $10
Maximum:           Strategic Plan plus Synergies Achieved       $15
Threshold:         75% of Strategic Plan Achieved               $5
Below Threshold:   Less than 75% of Strategic Plan Achieved     $0


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Above the threshold performance level, the final value of a Performance Unit may range from $5 to $15 (in dollars and cents), depending upon final performance as determined under Section 5.1(c).

Award Calculation
-----------------

   Payout = Value of Performance Unit x the number of Performance Units granted.


         Notwithstanding the foregoing guidelines, the ATL Compensation Committee may, subject to the approval of Philips Medical Systems B.V., determine that a Participant shall receive a minimum payout with respect to his or her Performance Unit Award at the end of the Performance Period.

         (c) As soon as practicable after the end of the Performance Period, the independent accounting firm employed by Philips as its auditors shall determine and report the results of operations and financial condition of ATL for such Performance Period. Subject to the approval of Philips Medical Systems B.V., based on such auditor's report, the ATL Compensation Committee shall determine the value of each Performance Unit, the Payout earned by each Participant, and the number of Philips common shares that may be received by each Participant upon conversion of the Philips Convertible Debentures issued as of the Issue Date.

         For purposes of the Plan, the number of Philips common shares which may be received by a Participant upon conversion of the Philips Convertible Debentures issued to such Participant shall be determined by dividing the Payout amount by the Fair Market Value of the Philips common shares reported on the date of publication of Philips annual results for the year 2001, provided, however, that if such calculation results in a fractional number, such fraction shall be rounded up to the nearest whole share.

         5.2. Time and Form of Payment of Performance Unit Award.

         (a) Payment with respect to Performance Unit Awards shall be made to Participants no later than the end of the first quarter following the end of the Performance Period (the "Issue Date") in the form of Philips Convertible Debentures.

         (b) Terms of Philips Convertible Debentures.

                (i) Registration/Transferability. Philips Convertible Debentures issued to a Participant hereunder shall be registered in the name of the Participant for purposes of Dutch law and shall specify the number of Philips common shares into which such Debentures may be converted. Philips Convertible Debentures shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant's lifetime only by the Participant.

                (ii) Term of Debentures; Conversion. The term of the Philips Convertible Debentures issued hereunder shall be five years and shall terminate on the last day of the 60th month after the Issue Date. After the Issue Date of the Philips Convertible Debentures, such Debentures may be converted into the specified number of Philips common shares at any time during the five-year term of the Debenture, having regard to the following provisions:

         A. Request for Conversion: In order to exercise the conversion right, the Participant shall submit a written request for conversion to the bodies designated for this purpose by Philips


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on a Form made  available by Philips or the ATL  Corporation  Committee for this purpose. The date of receipt by those bodies shall be deemed to be the conversion date.

         B. Denomination of Debentures: One or more Philips Convertible Debenture(s) may be issued to a Participant on the Issue Date, provided, however, that the sum of the Philips common shares into which each Debenture may be converted shall not exceed the total number of Philips common shares that may be issued to such Participant upon conversion as determined by the ATL Compensation Committee pursuant to Section 5.1(c).

         C. Conversion Price: The conversion price for the Philips Convertible Debentures issued under the Plan shall be equal to the Fair Market Value of the Philips common shares reported on the date of publication of Philips annual results for the year 2001, multiplied by the number of Philips common shares into which such Debenture may be converted. If no price was quoted on the above referenced date, the Fair Market Value on the next trading day on which a price is quoted shall apply.

         In the event of a division or combination of Philips common shares into/with shares having a different nominal value, the conversion price shall be reduced or increased as appropriate and equitable. The conversion price determined in accordance with this paragraph shall be rounded down to tenths of a dollar and shall never fall beneath the nominal value of the shares.

         D. Redemption/Interest: A Philips Convertible Debenture which has not been converted at the end of the five-year term shall be redeemable for cash equal to the principal amount of such Debenture plus interest, which shall vest at the end of the five-year term, calculated at a rate of 3% compounded annually during such five-year term. No interest shall be payable with respect to a Philips Convertible Debenture which has been converted into Philips ordinary shares. No dividends shall be payable in respect of Philips common shares received upon conversion with respect to periods prior to the conversion date.

         E. Delivery: The shares to be obtained from conversion shall be delivered to a bank or broker to be designated by the Participant.

         F. Each Philips Convertible Debenture issued under the Plan shall be non-forfeitable by the Participant as of the date of issuance.

         G. Conversion Costs: Philips shall not charge any costs to the Participant for the conversion and delivery of the shares.

6.  Termination of Employment.

         6.1 In the event that a Participant's employment with ATL is terminated prior to the Issue Date for any reason other than the death, Disability or Retirement of the Participant, or transfer of the Participant to another Philips Affiliate, all Performance Units held by such Participant shall be forfeited and shall not entitle such Participant to any Payout under the Plan.

         6.2 In the event that a Participant's employment with ATL terminates prior to the Issue Date by reason of such Participant's death, Retirement or Disability, such Participant (or his or her beneficiary) shall receive a pro-rata Payout with respect to the Performance Units held by such Participant based on the number of months from the date of his or her selection as a Participant through the end of the month in which his or her employment terminates.

         6.3 A Participant whose employment is transferred to another Philips Affiliate prior to the Issue Date shall receive a pro-rata Payout with respect to the Performance Units held by such Participant based on the number of months from the date of his or her selection as a Participant through the end of the month in which the transfer occurs.


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7.  Plan Amendment; Termination.

         The Board may amend, suspend or terminate the Plan at any time, provided that, except as set forth in Section 5.2(b)(ii)(c), no amendment shall be effective that would reduce the conversion price set forth in Section 5.2.

8.  Miscellaneous.

         8.1. No Employee, member of the Incentive Compensation Group, Participant, Beneficiary, or person claiming under or through any of them, nor any other person shall have any right or interest, whether vested or otherwise, in the Plan or its continuance, or in or to the payment of any Performance Unit Award under the Plan unless and until all of the terms, conditions and provisions of the Plan that affect such award and its payment shall have been fully complied with as specifically provided in the Plan and the rules and regulations of the ATL Compensation Committee thereunder. No rights under the
Plan, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature and shall not be transferable by any Participant except by will or the laws of descent and distribution.

         8.2. A Participant shall have no rights as a shareholder with respect to any Philips common shares until such shares shall have been issued to the Participant upon conversion of the Philips Convertible Debentures held by the Participant.

         8.3. The value of Performance Units, Philips Convertible Debentures or common shares received upon conversion of the Philips Convertible Debentures shall not be considered as compensation in determining a Participants' benefits under any benefit plan of ATL or Philips, including, but not limited to, group life insurance, long-term disability, retirement plans and savings plans.

         8.4. The interpretation and construction of the Plan shall be governed by and enforced in accordance with the internal laws of the State of New York without regard to the principle of conflicts of laws.

         8.5. The Plan shall be effective as of January 1, 1999.


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